EXHIBIT 10.1

AMENDMENT TO SHUFFLE MASTER INC.’S

1993 STOCK OPTION PLAN

Pursuant to Section 18 of the 1993 Shuffle Master, Inc. Stock Option Plan, as amended (collectively the “Plan”), the Board of Directors (the “Board”) of Shuffle Master, Inc. hereby amends, effective as of July 23, 2003, Section 7(05) of the Plan to add a new Section 7(05)(a), “Permitted Transfers,” as follows:

“(a) Permitted Transfers

Notwithstanding the foregoing, any Option granted hereunder which has or is fully vested shall, by its terms, be transferable:

(i)                                     by the Optionee to an Optionee’s Family Member by a bona fide gift or pursuant to a domestic relations order in settlement of marital property rights;

(ii)                                  by will or pursuant to the laws of descent and distribution; or

(iii)                               as otherwise permitted pursuant to the rules or regulations adopted by the Securities and Exchange Commission (“SEC”) under the Act or the interpretations of such rules and regulations as announced by the SEC from time to time.

Any permitted transfer shall be effective only when accepted by the Company subject to the Company receiving documentation reasonably satisfactory to it of such gift, transfer pursuant to domestic relations order, or transfer pursuant to will or pursuant to the laws descent and distribution.  Upon effectiveness of any permitted transfer, the rights under any Option shall be exercisable only by the permitted transferee or such transferee’s guardian or legal representative.  Except as permitted by this subsection, each Option granted under the Plan and the rights and privileges thereby conferred shall not be further transferred, assigned or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.  Upon any attempt to so further transfer, further assign, pledge, or otherwise further dispose of the Option, or of any right or privilege conferred thereby, contrary to the provisions of the Option or the Plan, or upon levy of any attachment or similar process upon such rights and privileges, the Option, and such rights and privileges, shall immediately become null and void.  No permitted transfer shall cause any change in the terms of any Option except the identity of the person(s) entitled to exercise such Option and to receive the common stock issuable upon exercise of the Option.  Without limiting the generality of the foregoing, any Option shall be subject to termination upon the termination of employment, death or disability of the Optionee to whom the Option was originally granted by the Company without reference to the employment, death or disability of any permitted transferee.  In the event of any transfer of an Option, the obligations of the Company owed to the Optionee shall be owed to the transferee and references in this Plan or in any Option Agreement to the Optionee shall, unless the context otherwise requires, refer to the transferee.”

Except as expressly amended hereby, the Plan is hereby confirmed as being in full force and effect according to its terms.

This Amendment was approved by a resolution of the Board at its July 23, 2003 meeting.

/s/ Mark Yoseloff	/s/ Gerald W. Koslow
Mark Yoseloff	Gerald W. Koslow
Chairman	Secretary
Dated: July 23, 2003	Dated: July 23, 2003